THE ENERGY FORUM

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume V, Issue 2 Winter 2009

INSIDE THIS EDITION

ANNUAL MEETING DATE

The Annual Meeting for Lincolnway Energy Members is scheduled for Monday, February 16, 2009 at 6:30pm. It will be held at Gates Hall, 825 15th Street, Nevada.

Lincolnway Energy, LLC

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

CHANGING TO COMPETE

by: Rick Brehm, CEO/President

Time has a way of bringing change to all things and that is exactly what the past year has done to the ethanol industry. One year ago our industry couldn't build ethanol plants fast enough to keep pace with the increasing demand for ethanol because retailers were converting to E10 at an amazing rate. They stayed competitive by lowering fuel prices. One year later our industry can't close ethanol plants fast enough to keep pace with the decreasing demand for ethanol because retailers are converting back to gasoline at an amazing rate. They stay competitive by lowering fuel prices. Reports show that as much as twenty percent of the capacity of the ethanol industry is idled. One year ago cities like Nashville and Louisville were begging to get supplies of ethanol; today those same cities are not selling a single truck load of ethanol per month.

To avoid these types of market swings in the future the ethanol industry must adapt and become more efficient so it can compete with the petroleum based fuels and do so under a wide variety of market conditions. All aspects of the ethanol industry need to be thoroughly analyzed and inefficiencies need to be driven out as quickly as possible so ethanol producers can continue to compete.

One of the most obvious inefficiencies in the ethanol industry is the transportation of ethanol. As mentioned in a past newsletter, it costs ethanol producers nearly twenty cents per gallon to ship ethanol from Iowa to New York, while petroleum products are transported from Texas all the way to New York for about five cents per gallon. This fifteen cent per gallon shipping price differential puts ethanol at a considerable price disadvantage compared to petroleum based fuels.

Next the ethanol industry needs to search out more efficient ways to manufacture ethanol. The ethanol industry is a relatively new industry and has not yet had the opportunity to fully explore the numerous process improvements that might improve production efficiency. Two key areas that Lincolnway Energy is focusing on are ethanol yield and energy reduction. There are many conditions that can cause ethanol yields to vary, obtaining the theoretically perfect ethanol yield could decrease corn cost per gallon as much as ten percent. The second largest cost of producing ethanol is energy, and therefore a key area of focus when it comes to being more efficient. The list of potential energy reducing ideas is far too long to list here but the key areas are reducing energy to dry distiller's grain and to distill ethanol.

In order to be as efficient as possible it is important that feedstock growers be efficient producers of corn and produce the quality of feedstock that is best suited to manufacturing ethanol. In the petroleum industry, crude oil is classified and purchased based on refining characteristics and the types of products that can be made from that particular type of crude. In the petroleum industry, West Texas Intermediate Crude Oil receives a premium price compared to Mars Sour

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Crude Oil because West Texas Intermediate Crude is more easily refined into products of higher value. In the ethanol industry, corn is corn, and the market pays very few premiums based on quality and fermentability. It doesn't matter if it is high starch, high oil, high lysine, or high amylase almost all corn receives the same price when it comes across the ethanol plant scale. The standards by which ethanol plants purchase corn have been used for decades and those standards are not efficient for today's ethanol industry. In the future, the ethanol industry will need to identify corn varieties that are more easily fermented and yield more ethanol, thus setting the stage to pay premiums for varieties that are better suited to ethanol production.

If the ethanol industry is going to effectively compete with other sources of energy we must adapt and become more efficient in all areas of our business. It is very important that we efficiently produce corn that ferments well and yields high volumes of ethanol. It is a must that we produce ethanol using the least amount of resources possible and it is crucial that we efficiently transport ethanol to the consumer via the lowest cost means. As the ethanol industry successfully increases efficiency in all areas the industry will be a reliable supplier of renewable fuels for decades to come.

PRINCIPLES OF HEDGING

by David Zimmerman, Commodity Risk Manager

The term "poor hedging" or "mishandled corn positions" is probably something that most of us involved with the ethanol community have heard over the past few months. These terms have been offered as reasons for the shutdowns, production delays, and even bankruptcies that we've seen throughout the ethanol community in the last half of 2008. A challenging margin environment is certainly a contributing factor as well, however, with over 2 billion gallons of production capacity currently off-line, it's clear that poor hedging decisions played a major role in drawing down cash reserves and decreasing the ability of many plants to ride out a likely temporary negative crush margin situation. Perhaps by getting a basic understanding of hedging raw material inputs with futures, we can more easily understand the pitfalls encountered by many in 2008.

Let's take a hypothetical look at a basic corn hedge utilized by an end user of corn:

A farmer calls his local ethanol plant in February and sells them 5000 bushels of corn. He'd like to deliver the corn in June, so he agrees to sell the June bid at $3.80/bushel.

- The ethanol plant is now "long" (owns) cash corn at $3.80. The ethanol plant is also now "at risk" or "has exposure" to changes in the cash price of corn between February and June, the time of shipment.
- A 50¢ drop in corn would mean that the plant had paid 50¢ too much for June corn price. As an added risk, if the corn price has dropped it is likely that ethanol prices have dropped as well, meaning that the plant is faced with not only 50¢ extra in corn costs, but also a lower ethanol price than when the corn was purchased in February. How can this risk be managed? There are numerous ways to offset this through ethanol sales, corn options, spread positions, etc. However, for the sake of our example today let's use the most basic…a corn hedge.

The ethanol plant goes to the Chicago Mercantile Exchange (CME) and sells in its brokerage account 5000 bushels of July corn "futures", which are trading at $4.00/bushel. This sale or "short" will offset the downside risk associated with the "long" cash contract written with the local farmer.

In June when the farmer delivers the corn, the ethanol plant goes back to the CME and buys back in its prior sale. Since the July futures have dropped 50¢/bushel, a $2500 credit is placed in his brokerage account. Is this a net gain to the ethanol plant?

- No, the price of cash corn has also dropped that same 50¢; meaning that versus the current market bid for cash corn (now $3.30) the ethanol plant will pay the local farmer 50¢/bushel or $2500 more for his astute sale.

Futures sale	$4.00
Price in June	$3.50
net gain	$0.50

Cash purchase	$3.80
Price in June	$3.30
net loss	-$0.50

- As you can see, under this market scenario the ethanol plant is not hurt financially when the local farmer is paid 50¢ more than the current market because of the offsetting hedge in their futures account.

Let's assume for a moment that the price of corn had gone higher:

Under this scenario the hedge still does its job, offsets the risk associated with a change in prices. Sure the plant would have been better off to not incur the loss on the futures hedge but that would mean going without the futures sale and being exposed to risks associated with a falling market, as described in the first example.

Futures sale	$4.00
Price in June	$4.50
net loss	-$0.50

Cash purchase	$3.80
Price in June	$4.30
net loss	$0.50

- Since the ethanol plant pays 50¢ less for the corn upon delivery, and hopefully sells ethanol at an equivalently higher price, a greater crush margin in received, thereby offsetting the loss in the futures account.

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- The hidden challenge with this scenario is not the actual losses in the futures hedge, it is the margining or paying for those losses until June rolls around and the plant can crush the cheaper corn and sell the hopefully higher priced ethanol.

The last half of 2008 unarguably presented not only the highest, but some of the most volatile corn pricing in history. The hardships that befell many in the industry are not due to having the proper hedges in place. They are in fact more likely due to the absence of the proper hedges. You can see that the price of corn broke violently in the last half of the year. An end user without a short futures position in place against cash corn purchases from his local farmer would not have the offset in place to be able to afford to pay the farmer for that higher priced corn.

(see graph below)

Looking back on the situation with the benefit of 20/20 hindsight, it's easy to ask why would those protective corn hedges not be in place? The likely reasons are such:

1) The doubling of the corn price meant that a large cash outlay in the form of margin calls to the futures broker was needed to maintain short corn hedges against cash purchases from local producers.
   a) The historic price rise made those capital needs so large for some, they may have run out of the cash reserves and credit needed to fund the positions.
   b) This would mean that they were forced to "buy in" protective hedges in the April-May period when the price was at its peak along with the amount of money needed to finance the position.
   c) As you remember from our first hedging example, having cash corn bought without an accompanying futures sale puts the buyer of grain at substantial risk if the price were to drop.
   d) The price did exactly that, only after many were squeezed out of hedges, in the last half of 2008.
2) The second reason that an end-user may not have a hedge on is that when the farmer sold the corn they simply did not make the subsequent futures sale since they were expecting higher prices to come. After all, in May 2008 the crop size was shrinking and a good portion of Iowa and Illinois were facing rising floodwaters. The price could only go higher right?

This is an attempt to provide a basic understanding of what went wrong for many in 2008. Everyone was affected by this price volatility, just some to a larger degree than others depending on how much cash corn one was willing to own. Here at Lincolnway Energy we utilize a conservative approach to hedging, choosing to stay relatively close to being traditionally hedged, except for a few times during the growing season when the risk of not owning corn outweighs the benefits of being 100% hedged. Even then, the use of futures options on corn and ethanol is utilized as our tool to lock margins.


2008 Corn Prices
existing corn hedges or bought
corn up here and failed to hedge

LINCOLNWAY ENERGY INVESTOR TOURS

Lincolnway Energy Tours will be held at 1:00 p.m. on February 17th, March 18th, April 15th, and May 20th. There is a limit of 15 visitors. Please call our office at 515-817-0150 to sign up.

Please review all safety guidelines listed below:

- All visitors must wear a hardhat & safety glasses.
- Individuals must be twelve years of age or older.
- All visitors must wear long pants & comfortable closed-toe shoes.
- No pictures are allowed in the plant.
- All visitors must sign in at the front desk.
- All cell phones and other electrical devices must be turned off.

Lincolnway Energy is a Smoke & Tobacco FREE Environment

LINCOLNWAY ENERGY YEAR END EARNINGS

by: Kim Supercynski, CFO

Lincolnway Energy, LLC is pleased to report another profitable year. Net income for the fiscal year ended September 30, 2008 was $4,835,428 or $115.00 per unit. Lincolnway Energy sold approximately 54.3 million gallons of ethanol at an average price of $2.25 per gallon and 131,000 tons of dried distiller's grains at an average price of $183.00 per ton. Revenues increased in fiscal year 2008 by approximately 24% when compared to the fiscal year 2007. The increase in revenues for the fiscal year ended September 30, 2008 resulted from an 8% increase in sales volume and a 10% increase in price for ethanol, and a 66% increase in the sales price for distillers grains.

Lincolnway Energy's cost of goods sold for the fiscal year ended September 30, 2008 totaled approximately $138.3 million, which was an increase of 47% when compared to fiscal year 2007. The increase in cost of goods sold for the 2008 fiscal year is primarily due to a 7% increase in ethanol production and a 46% increase in the average cost of corn per bushel for fiscal year 2008. Approximately 19.5 million bushels of corn was ground during fiscal year 2008 at an average cost of $4.99 per bushel, compared to 17.5 million bushels at an average cost of $3.42 for fiscal year 2007.

To ensure adequate supply of corn to operate the plant, Lincolnway Energy enters into contracts to purchase corn from local farmers and elevators. As of September 30, 2008, Lincolnway Energy had various fixed and basis contracts for approximately 3,564,000 bushels. Of the 3,564,000 bushels under contract, approximately 1,414,000 had a fixed price at an average of $5.33 per bushel and approximately 2,150,000 had basis contracts at an average basis of $.21 per bushel as of September 30, 2008. Due to the significant decrease in corn prices experienced during the fourth quarter of fiscal year 2008, Lincolnway Energy's average price for corn under fixed price contracts, as of September 30, 2008 was approximately $.72 per bushel above the market price and average price for basis contracts were approximately $.06 above the market price. Because these contracts are considered firm purchase commitments of inventory, and inventory is valued at the lower of cost or market, Lincolnway Energy recorded an unrealized loss of $1,065,000 on firm purchase commitments for corn for the year ended September 30, 2008. No unrealized losses were recorded for the year ended September 30, 2007.

Lincolnway Energy anticipates continued volatility in Lincolnway Energy's corn costs due to the timing of the change in value of the derivative instruments relative to the cost and use of the corn being hedged.

For additional financial information, the complete SEC 10K filing for the year ended September 30, 2008 can be found on a link on Lincolnway Energy's website under the heading Investors and SEC Financial Report. You also should have received a packet in the mail with the 2008 Annual Report and the Proxy Statement. The 2008 Annual Report includes financial information for the fiscal year ended September 30, 2008.

LINCOLNWAY ENERGY TAXES

by: Kim Supercynski, CFO

Lincolnway Energy is a Limited Liability Company (LLC) and is taxed as a partnership which means all taxable income and tax credits are "passed though" to its members based on the member's percentage of ownership of the partnership. The amount of income reportable on our member's 2008 tax return is reported on Schedule K-1. Income for each K-1 will be allocated, by month, for the period(s) you held your units. Taxable ordinary business income for the year ended September 30, 2008 is approximately $47.09 per unit. This will be higher or lower depending on the amount of time you held your units for the year. To offset this taxable income you are receiving a **domestic manufacturer's tax deduction**. The Domestic Manufacturer's Tax Deduction is a federal deduction that can be used to offset both passive and non-passive income. For nearly all of our investors the nature of their investment is a passive activity. Please read the instructions attached to the K-1 on how to calculate your deduction. You are also receiving a **small ethanol producer credit**. The Small Ethanol Producer Credit is a federal credit and may be used to offset federal tax. This credit is likely to only be available to be used against passive income. This credit appears on Line 15 of your K-1. Lincolnway Energy does not qualify for the **Iowa investment tax credit** this year, but if you have any credit that you did not use on your 2006 and 2007 Iowa return you can carry forward the credit up to 7 years. There also will not be an **Iowa new jobs credit** this year. Lincolnway Energy chose to carry forward the credit to future years when more jobs are created and the credit is larger to the members.

For this tax year, the Economic Stimulus Act of 2008 provided Lincolnway Energy a 50% first year bonus depreciation of the adjusted basis of qualifying property placed in service after December 31, 2007, and before January 1, 2009. This additional depreciation amounted to approximately $15.69 per unit. The State of Iowa is not allowing this bonus depreciation, so you will need to add that amount back on your Iowa State Tax Return. For tax form IA 1040, this amount should be included on Line 14. The amount you should record is included in your K-1 tax package and is located on the Resident Partner's Iowa Information page, under the subheading Partner's Share of Iowa Additions: Other Additions.

As always, please consult your tax professional regarding your tax preparation.

All K-1's were mailed out the week of December 28. If you have not received your K-1, please call the Lincolnway Energy office and we can print another one for you.

UNIT TRADING UPDATE

by: Kim Supercynski, CFO

- December: No Sales
- November: No Sales
- October: 5 units @ $975/unit
- October: 129 units @ $965/unit
- September: No Sales
- August: 60 units @ $1000

LWE TANKER TRUCKS STILL AVAILABLE FOR SALE!


LINCOLNWAY ENERGY

It's not too late to get your Limited Edition Ethanol Tanker Truck. The trucks are numbered and are available for sale to listed investors. Please contact Kay Gammon at 515-817-0150 or by email at kgammon@lincolnwayenergy.com, if you would like to purchase a truck. The cost of the truck is $74.90. You may stop into the Lincolnway Energy office to pick up your truck or the truck can be shipped to you for an additional cost of $10.00.

LWE RECEIVES "EXCELLENT" REVIEW

by CJ Shannon, Environmental, Health, & Safety Manager

On December 8, 2008 Lincolnway Energy staff members Rick Brehm, Joe Brafford, Travis Harrison, and CJ Shannon attended an Ethanol Emergency Tabletop Exercise hosted by the Story County Emergency Management Agency. Emergency response officials from the Nevada Police Department, Nevada Fire and EMS, and Story Medical attended the tabletop exercise. Working together as a unified emergency response network, we reviewed roles and responsibilities as well as strengths and weaknesses that will allow us to best respond to an emergency at the Lincolnway Energy plant.

A mock HAZMAT emergency was enacted allowing all participants to contribute the knowledge and expertise they will lend in the event of such an emergency. The tabletop exercise served as a valuable tool assisting us in becoming best prepared to work together in the event of an emergency. The executive summary of the event concluded there is good communication, cooperation, emergency response, and mutual aid capacities among the responders and Lincolnway Energy staff.

Despite the frigid wind and ice storm, the 6:00 p.m. plant evacuation drill was performed. Lincolnway Energy staff, led by Team Leader Randy Retleff, quickly and appropriately evacuated the plant by following our newly created Emergency Action Plan.

Nevada Fire, EMS, and Police Departments, along with the Story County Sheriff's Office, and Emergency Management Agency responded to the event. The evacuation drill was a success for all agencies involved. Lincolnway Energy staff received a score of "excellent" in preparedness and follow through.

The Lincolnway Energy Plant Safety Committee, chaired by Larry Reinsch, promotes a rigorous training schedule throughout the upcoming year, encouraging LWE staff and local emergency response agencies to train together when possible. LWE has three active emergency response teams: HAZMAT, Fire, and Confined Space.

Lincolnway Energy staff look forward to continuing a collaborative partnership with local emergency response agencies as we strengthen our collective capacity to prevent, protect, respond to, and recover from emergencies.

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

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THE MISSION OF LINCOLNWAY ENERGY IS TO:
• Produce clean renewable energy.
• Maintain a safe, rewarding place to work.
• Maximize shareholder value.

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201-7992